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    As filed with the Securities and Exchange Commission on October 30, 2003

                                                     Registration No. 333-109351

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

        [X] Pre-Effective Amendment No. 1    Post-Effective Amendment No.
                        (Check appropriate box or boxes)

                               ECLIPSE FUNDS INC.
               (Exact Name of Registrant as Specified in Charter)

                   51 Madison Avenue, New York, New York 10010
               (Address of Principal Executive Offices) (Zip code)

                         Registrant's Telephone Number:
                                 (973) 394-4448

                             Robert A. Anselmi, Esq.
                                  Sara B. Smahl
                                  NYLIM Center
                              169 Lackawanna Avenue
                          Parsippany, New Jersey 07054
                     (Name and Address of Agent for Service)


                                    Copy to:
                              Paul S. Stevens, Esq.
                                   Dechert LLP
                                1775 I Street, NW
                              Washington, DC 20006

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration becomes effective.

No filing fee is due because an indefinite number of shares have been deemed to be registered in on Section 24(f) under the Investment Company Act of 1940, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay effective date until the registrant shall file a further amendment which specifically states that this statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 for Eclipse Funds, Inc. (the "Company") incorporates by reference the Prospectus, Statement of Additional Information and Part C contained in initial filing of Form N-14, which was filed with the Securities and Exchange Commission ("SEC") on October 1, 2003. The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 SIGNATURES

     As required by the Securities Act of 1933, as amended,this Registration Statement has been signed on behalf of Registrant in the city of Parsippany and the State of New Jersey on the 30th of October, 2003.

                                                ECLIPSE FUNDS INC.

                                                /s/ Stephen C. Roussin*
                                                ------------------------
                                                Stephen C. Roussin President

     As required by the Securities Act of 1933,this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                              TITLE                            Date
-------------------------------   ----------------------------------      ----------------
  /s/ Stephen C. Roussin*         Chairperson, President and Trustee      October 30, 2003
-------------------------------
      Stephen C. Roussin


  /s/ Lawrence Glacken*           Trustee                                 October 30, 2003
-------------------------------
      Lawrence Glacken


  /s/ Robert P. Mulhearn*         Trustee                                 October 30, 2003
-------------------------------
      Robert P. Mulhearn


  /s/ Susan B. Kerley*            Trustee                                 October 30, 2003
-------------------------------
      Susan B. Kerley


  /s/ Peter Meenan**              Trustee                                 October 30, 2003
-------------------------------
      Peter Meenan


  /s/ Patrick J. Farrell          Treasurer and Chief Financial and       October 30, 2003
-------------------------------   Accounting Officer
      Patrick J. Farrell


*By:  /s/ Patrick J. Farrell                                              October 30, 2003
-------------------------------
      Patrick J. Farrell as
        Attorney-in-Fact

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*    Pursuant to Powers of Attorney filed on March 1,2001 as a part of
     Post-Effective Amendment No. 22 to the Company's Registration Statement.

** Pursuant to Powers of Attorney filed on May 3,2002 as part of Post-Effective Amendment No. 24 to the Company's Registration Statement.